Exhibit 99.1

Apex Silver Reports on First Quarter 2008 Results

Denver, CO, May 13, 2008/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today announced its financial results for the first quarter 2008.

Overview and Highlights

•                  Total revenues of $136.9 million

•                  $67.9 million of revenues net of costs applicable to sales (excluding commodity derivatives, gain on foreign currency, asset retirement expense and depreciation, depletion and amortization).

•                  Concentrate sales containing 3.5 million ounces of payable silver, 24,600 tonnes of payable zinc and 12,300 tonnes of payable lead

•                  Production of concentrates containing 2.9 million ounces of payable silver, 29,300 tonnes of payable zinc and 10,000 tonnes of payable lead

•                  Average cash operating costs of negative $0.79 per ounce silver and $1.02 per pound zinc

•                  Loss from operations of $25.0 million, which includes a $76.5 million loss on commodity derivatives

•                  Net loss of $9.3 million, or $0.16 per share

San Cristóbal Operations

During the first quarter 2008 Apex Silver Mines continued to improve production rates at the San Cristóbal mine.  The company continues to anticipate achieving consistent mill throughput at the designed capacity of 40,000 tonnes per day by mid-2008.  San Cristóbal milled 2.4 million tonnes of ore during the quarter, producing approximately 75,000 tonnes of silver-bearing lead and zinc concentrates.  Both concentrator throughput and metals production continue to show month to month improvements, with first quarter 2008 concentrator throughput amounts increasing by approximately 20% and concentrate production amounts increasing by 65% over fourth quarter 2007 amounts.  All concentrate produced has met contract specifications of the company’s smelter customers.

The company continues to focus on improving the reliability of process water and plant availability and on optimizing ore blends and recovery rates.  Throughput during the first quarter 2008 was constrained primarily due to a shortage of process water.  Redrilling of failed wells and pump repairs were completed during the quarter and the wells are producing water as expected.  However, as concentrator throughput has increased the plant is consuming approximately 20% more water per tonne of ore milled than anticipated.  Additional modifications to the water collection and pumping system, including additional lines and higher pumping capacity, are being installed and by mid-year the company expects to have adequate water for consistent throughput at designed rates.

Mill throughput was also constrained during the first quarter by the variation in ore types including fine and coarse material.  Increasing amounts of fines caused material handling issues in the ore stockpile reclaim system, which reduced the amount of ore delivered to the concentrator.  The company has changed its stockpile operating practices to improve the flow of ore through the reclaim system to the concentrator to increase plant availability and operations consistency.  The variation in ore types also complicates the process of optimizing ore blends and recovery rates.

APEX SILVER MINES CORPORATION – A Services Company

1700 Lincoln Street  –  Suite 3050  –  Denver, Colorado 80203  –  Telephone (303) 839-5060  –  Fax (303) 839-5907

Evaluation is continuing to determine the most appropriate methods for blending ore types that include fine and coarse ore variations to improve metal recovery without impacting mill throughput.

Primarily because of lower than anticipated production volumes, first quarter 2008 average cash operating costs of negative $0.79 per ounce of payable silver produced (net of lead by product credits) and $1.02 per pound of payable zinc were higher than expected.  In addition, 2008 treatment charges are expected to increase due to increased demand for smelter capacity resulting from increased world concentrate supplies.  Industry smelting charges for lead concentrates generally have approximately doubled while charges for zinc concentrates have risen about 30%.  The company is in the process of finalizing negotiations with its smelter customers on the terms for concentrate treatment charges, and has included estimated increases in its first quarter average cash operating costs.

Also due primarily to lower first quarter production, the company now projects full year 2008 production of 15 million ounces of payable silver, 215,000 tonnes of payable zinc and 75,000 tonnes of payable lead.  The company also now expects average cash operating costs will be higher than previously forecast, with a range of approximately negative $1.75 to negative $2.25 per payable ounce of silver (net of lead by-product credits) and a range of approximately $0.70 to $0.80 per payable pound of zinc.

Liquidity

At March 31, 2008 Apex Silver Mines’ aggregate cash, restricted cash, short and long-term investments totaled $198.9 million, compared to an aggregate of $220.7 million at December 31, 2007.  The amounts held at March 31, 2008 include $32.5 million in unrestricted cash and cash equivalents, $7.7 million in unrestricted short-term investments, $20.8 million in currently illiquid auction rate securities (ARS), $91.0 million of cash restricted as required by the project finance facility, and $46.9 million of cash restricted to San Cristóbal operating and financial requirements.  At March 31, 2008, the company’s aggregate unrestricted cash and investments (excluding ARS) totaled $40.2 million.

During the first quarter of 2008, the company and Sumitomo contributed $82.1 million to San Cristóbal to fund operating costs, income and other taxes, capital costs, financing costs, and settlement of derivative positions.  The company funded $48.8 million of this amount and the remaining $33.3 million was funded by Sumitomo.  The company does not currently expect that it will be required to contribute additional amounts to San Cristóbal to fund operations through year-end 2008.  The company expects that cash flows from concentrate sales will fund remaining 2008 San Cristóbal operating costs, taxes, capital expenditures, debt service and derivative settlement costs.

Whether San Cristóbal will require future funding from Apex Silver Mines and Sumitomo will depend on, among other things, the amount and timing of concentrate production, revenues and related cash receipts, and expenditures, including the settlement of derivative positions and payment of taxes.  Because the mine has not yet reached full production capacity, the amount and timing of production, revenues and related cash receipts are difficult to predict.  If the San Cristóbal ramp-up and production are delayed, or if projected metals production or mine and concentrator cost estimates are not substantially achieved, additional funding may be required.  If San Cristóbal requires additional cash funding, Apex Silver Mines could require additional debt or equity financing.

Exploration

The company plans to advance at least five projects to a further stage of exploration, from a portfolio of exploration projects in six countries – Argentina, Mexico, Peru, Bolivia, Ecuador and Australia.

The second phase of drilling at the El Quevar property in northern Argentina is currently underway. The 2007 drilling established the presence of high grade silver-lead mineralization in parallel structures aggregating more than a mile in length and as much as 80 to 100 feet wide. This second drilling phase is designed to provide close-spaced drill intercepts that can be used to support a preliminary economic assessment study.  El Quevar is a joint venture with Minera Hochschild under which the company has now earned an 80% interest.

The company has also identified a potentially significant silver-zinc prospect at the Chinchilla property in northern Argentina.  Several cross-cutting breccia pipes contain disseminated mineralization over an area of almost one mile in length and 1500 to 2000 feet in width.  Test pits and trench sampling have returned values ranging from 1% to 7% zinc and up to 400 grams per tonne of silver.  A geophysical survey of the area has been completed which indicates several areas of high priority for a planned drilling program in mid-2008.  The company controls 100% of the project.

Drilling commenced in the first quarter 2008 at the company’s 100% owned Chita gold-silver copper project, located in northwestern San Juan province, Argentina. Geological mapping and outcrop sampling has defined a vein swarm more than 1.7 kilometers in length and 500 meters in width.  Sampling has returned consistently encouraging values in silver and gold from veins throughout this area.  A Phase 1 drill test consisting of approximately 15 holes is designed to confirm the continuation of the encouraging values to depth.

Initial mapping and sampling was completed in the first quarter on the 100% owned Anita project, located north of Barrick’s Pierina gold mine in the Department of Ancash in northern Peru. Field work has outlined a potentially significant zone of veining and stockwork mineralization associated with a shallow-level volcanic intrusion. Sampling has returned encouraging values of gold, silver and base metals in several areas.  A geophysical survey is now being conducted which will aid in defining targets for drill testing.

First-phase drilling was recently completed at the company’s 100 % owned Muleros Project north of Zacatecas, Mexico.  Thirty shallow drill holes have been completed and mineralized veins have been intercepted in every hole. The company is planning in the second half of 2008 to conduct deeper drilling in selected areas to further test the silver-gold-base metal mineralization identified to date. Sumitomo has an option to earn up to a 35% interest in the company’s Zacatecas property, which includes the Muleros Project.

In addition, drill programs are in progress at the San Cristóbal mine in Bolivia.  These programs are designed to further define areas of potentially high-grade zinc-silver-lead mineralization in areas within and adjacent to the existing mine.  Seventeen core holes have been completed at the Animas prospect, located about one kilometer southwest of the current open pit boundary.  This drilling has been successful in defining a zone of zinc-silver-lead mineralization in volcaniclasitic and intrusive rocks approximately 450 meters long and 175 meters wide to a depth of about 200 meters that contains mineralization with average values equal to or greater than the average value in the main San Cristóbal ore body. Preliminary modeling has indicated several areas where more close-spaced drilling is needed to complete the data base that will support a thorough economic evaluation.  This drilling is expected to be complete by mid-year, after which engineering studies will be conducted.

Complete drill and sample results are published on the company’s website, www.apexsilver.com.

Earnings Call

An earnings conference call and live audio web cast have been scheduled for Tuesday, May 13, 2008 at 10:00 a.m. Eastern time.  The call will be hosted by Jeffrey Clevenger, President and Chief Executive Officer, joined by other members of the Apex management team.

Conference call and web cast information:

Dial in numbers

Toll free dial-in number (U.S. and Canada): (877) 726-1735

Toll dial-in number (International): (706) 679-4764

Conference ID: 46011508

Audio web cast

A live audio web cast can be accessed at: www.apexsilver.com

Call replay (Available for one week after the call)

Toll free dial-in number (U.S. and Canada): (800) 642-1687

Toll dial-in number (International): (706) 645-9291

Replay ID: 46011508

Non-GAAP Financial Measures

In this press release, the company uses the term “average cash operating cost”.  “Average cash operating cost’’ includes mining, milling, mine related overhead costs, transportation costs, treatment and refining costs and direct marketing costs. Cash operating costs do not include taxes, depreciation, depletion and amortization, provisions for reclamation and gains or losses on the settlement of metals derivatives.  The average cash operating cost per ounce of silver is equal to the pro-rata share of estimated average operating costs for the period reduced by the estimated value of lead by-product credits for the period and divided by the number of ‘‘payable ounces’’ of silver produced. The lead by-product credits are net of charges related to transportation of lead-silver concentrates and their projected treatment and smelting charges. The ‘‘payable ounces’’ are the number of ounces of silver produced during the period reduced by the ounces required to cover refining and treatment charges for the period. Average cash operating cost per pound of zinc is equal to the pro-rata share of estimated average operating costs for the period divided by the number of ‘‘payable pounds’’ of zinc produced.  The ‘‘payable pounds’’ are the number of pounds of zinc to be produced during the period reduced by the number of pounds required to cover estimated refining and treatment charges for the period. Estimated cash operating costs are allocated between silver and zinc based on the revenue contribution from each metal using the same prices used for the purpose of calculating reserves under SEC guidelines.

Forward Looking Statements

Apex Silver is a mining, exploration and development company.  Its 65%-owned San Cristóbal mine is the world’s largest development in silver and zinc.  The ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding San Cristóbal  ramp-up and anticipated production and average cash operating costs for 2008, the timing of achieving consistent throughput at designed capacity and full production rates, the adequacy of process water for production, the  expectation that sales from San Cristóbal  will cover operating and other costs for the mine for 2008, expected increases in smelting and treatment charges, potential requirements for additional debt or equity financing, and the timing and extent of activities in connection with the evaluation and expansion of the company’s exploration portfolio and planned drilling and engineering studies at San Cristóbal.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include problems or delays in achieving full mill throughput rates and anticipated metals production and recovery rates at San Cristóbal, including shortages and other problems with reliability of process water, material handling problems in the stockpile reclaim system, difficulties in blending ore types and variations in ore grade, inability to improve recoveries without affecting throughput, plant availability and delivery of operating supplies to the site, operating or maintenance problems or delays, continued training needs of the plant workforce, labor disputes or strikes; higher than anticipated mine or concentrator costs; inability, without reducing unrestricted cash and investments to unacceptable levels, to contribute funds to San Cristóbal if required or to complete planned exploration activities on exploration properties and at San Cristóbal; problems in emerging financial markets; inability to obtain debt or equity financing on acceptable terms or at all, and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2007.

CONTACT:  Jerry Danni, Senior Vice President Corporate Affairs, Apex Silver Mines Corporation, 303-228-0336.

APEX SILVER MINES LIMITED
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)
(Unaudited)

	March 31, 2008	December 31, 2007
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$32,543	$40,736
Restricted cash	77,232	12,313
Investments	7,708	52,243
Trade receivables	19,932	3,110
Inventories	54,360	44,211
Derivatives at fair value	1,548	—
Deferred tax asset	3,433	—
Prepaid expenses and other assets	24,140	16,195
Total current assets	220,896	168,808
Property, plant and equipment, net	833,865	841,981
Ore stockpile inventories	87,535	76,914
Deferred financing costs	14,737	15,990
Value added tax recoverable	107,025	95,327
Restricted cash	60,677	91,000
Investments	20,767	24,407
Derivatives at fair value	4,558	8,475
Other	1,439	2,009
Total assets	$1,351,499	$1,324,911
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable and other accrued liabilities	$63,525	$55,957
Accrued interest payable	3,156	4,982
Derivatives at fair value	325,269	266,820
Current portion of long term debt	41,067	41,155
Total current liabilities	433,017	368,914
Long term debt	545,384	546,981
Derivatives at fair value	446,378	482,683
Deferred gain on sale of asset	945	945
Asset retirement obligation	7,906	6,981
Deferred tax liability	8,370	—
Other long term liabilities	2,350	2,508
Total liabilities	1,444,350	1,409,012
Commitments and contingencies

Shareholders’ deficit
Ordinary Shares, $.01 par value, 175,000,000 shares authorized; 58,931,475 and 58,909,625 shares issued and outstanding at respective dates	590	589
Additional paid in capital	678,273	677,203
Accumulated deficit	(771,036)	(761,783)
Accumulated other comprehensive loss	(678)	(110)
Total shareholders’ deficit	(92,851)	(84,101)
Total liabilities and shareholders’ deficit	$1,351,499	$1,324,911

APEX SILVER MINES LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

(Unaudited)

	Three Months Ended March 31
	2008	2007
	(in thousands, except share data)
Revenues:
Sales of concentrates	$136,853	$—
Costs and expenses:
Costs applicable to sales (exclusive of amounts shown separately below)	(68,978)	—
Exploration	(6,192)	(2,731)
Administrative	(4,245)	(6,290)
Gain (loss) on commodity derivatives	(76,526)	108,306
Gain on foreign currency derivatives and transactions	4,863	984
Asset retirement accretion expense	(169)	(139)
Depreciation, depletion and amortization	(10,621)	(114)
Total operating expenses, net	(161,868)	100,016
Income (loss from operations)	(25,015)	100,016
Other income and expenses:
Interest and other income	2,047	7,080
Interest expense and other borrowing costs	(16,188)	—
Total other income and expenses	(14,141)	7,080
Income (loss) before minority interest and income taxes	(39,156)	107,096
Income taxes	(10,919)	(47)
Minority interest in loss of consolidated subsidiaries	40,822	4,930
Net income (loss)	$(9,253)	$111,979
Other comprehensive loss:
Unrealized loss on securities	$(568)	$(232)
Comprehensive income (loss)	$(9,821)	$111,747
Net income (loss) per Ordinary Share –basic	$(0.16)	$1.91
Net income (loss) per Ordinary Share – diluted	$(0.16)	$1.62
Weighted average Ordinary Shares outstanding - basic	58,914,066	58,610,698
Weighted average Ordinary Shares outstanding - diluted	58,914,066	69,035,212

APEX SILVER MINES LIMITED

SUMMARY OPERATING RESULTS

Three Months Ended March 31, 2008

Minera San Cristóbal Operations
Mine production (000 tonnes)	9,667
Mill production (000 tonnes)	2,408
Mill production daily average (000 tonnes)	26.5

Total mining cost per tonne	$1.80
Total milled cost per tonne	$8.19
Ag grade (grams per tonne milled)	63
Zn grade (% of tonnes milled)	1.88
Pb grade (% of tonnes milled)	0.62
Zn concentrates produced (dry 000 tonnes)	60
Pb concentrates produced (dry 000 tonnes)	15

Payable Metal Produced
Ag (000 ounces)	2,948
Zn (tonnes)	29,305
Pb (tonnes)	9,951

Payable Metal Sold
Ag (000 ounces)	3,473
Zn (tonnes)	24,553
Pb (tonnes)	12,250

Average Cash Operating Costs
Ag ($/oz.)	(0.79)
Pb by-product credit included in Ag ($/oz.)	7.07
Zn ($/lb.)	1.02